Exhibit 10-aa

December 15, 2003

Mr. Thomas P. Stiffler

8 Wilson Ridge Court

Chesterfield, MO 63005

Re:	Consulting Service

Dear Tom:

This letter agreement will confirm our understanding of the terms under which you will serve as a consultant to MEMC Electronic Materials, Inc. (the “Company”) for the period (the “Consulting Period”) beginning January 1, 2004 and ending on the earlier of (a) July 31, 2004 or (b) such earlier date as of which either you or the Company terminate this letter agreement for any reason by written notice to the other party.

During the Consulting Period, you will be available for up to a total of twenty-five (25) days to assist the Company with matters relating to Board and Compensation and Nominating Committee meetings and other matters related to your prior full-time employment responsibilities. These services will be provided at such times as may be requested by the Company’s President and Chief Executive Officer or the Company’s Senior Vice President, Human Resources, upon reasonable notice to you. Unless otherwise agreed by you, the services will not exceed a total of five (5) days during any calendar month.

During the Consulting Period, you will be paid a consulting fee of $2,000 per month (subject to any applicable tax withholding). During the Consulting Period, you will continue to vest in any stock options previously awarded to you under the MEMC 2001 Equity Incentive Plan, as amended, but you will not be eligible for any of the Company’s other bonus programs or benefit plans.

If the terms of this letter agreement are acceptable to you, please sign below and return a copy of this letter agreement to me.

Very truly yours,

/s/ Nabeel Gareeb

Nabeel Gareeb

President and Chief Executive Officer

Thomas P. Stiffler

December 15, 2003

ACCEPTED AND AGREED:

/s/ Thomas P. Stiffler
Thomas P. Stiffler
Date:	12-16-03